UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Celanese AG

(Name of Issuer)

Ordinary Shares, no par value

(Title of Class of Securities)

D1497A101

(Cusip Number)

Chinh Chu
The Blackstone Group
345 Park Avenue
New York, New York 10154
(212) 583-5000

Copy to:

William R. Dougherty, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

February 17, 2004

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

ITEM 4. PURPOSE OF THE TRANSACTION.
ITEM 6. CONTRACTS, ARRANGEMENTS OR UNDERSTANDINGS WITH RESPECT TO SECURITIES OF THE ISSUER.
ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.
SIGNATURE

CUSIP No. D1497A101			Page 1 of 32 Pages

1.	Name of Reporting Person: BCP Crystal Acquisition GmbH & Co. KG		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 14,400,000*

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 14,400,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 14,400,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 29.2%**

14.	Type of Reporting Person (See Instructions): PN

*	Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the KPC Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary

CUSIP No. D1497A101	Page 2 of 32 Pages

shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**	The calculation of the foregoing percentage is based on 49,321,468 Ordinary Shares outstanding as of September 30, 2003 (which excludes Ordinary Shares held in treasury), based on Celanese’s quarterly results report filed with the SEC on Form 6-K for the quarter ended September 30, 2003.

CUSIP No. D1497A101			Page 3 of 32 Pages

1.	Name of Reporting Person: BCP Acquisition GmbH & Co. KG		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 14,400,000*

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 14,400,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 14,400,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 29.2%**

14.	Type of Reporting Person (See Instructions): PN

*	Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the KPC Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to

CUSIP No. D1497A101	Page 4 of 32 Pages

constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**	The calculation of the foregoing percentage is based on 49,321,468 Ordinary Shares outstanding as of September 30, 2003 (which excludes Ordinary Shares held in treasury), based on Celanese’s quarterly results report filed with the SEC on Form 6-K for the quarter ended September 30, 2003.

CUSIP No. D1497A101			Page 5 of 32 Pages

1.	Name of Reporting Person: BCP Holdings GmbH		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 14,400,000*

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 14,400,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 14,400,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 29.2%**

14.	Type of Reporting Person (See Instructions): OO

*	Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the KPC Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to

CUSIP No. D1497A101	Page 6 of 32 Pages

constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**	The calculation of the foregoing percentage is based on 49,321,468 Ordinary Shares outstanding as of September 30, 2003 (which excludes Ordinary Shares held in treasury), based on Celanese’s quarterly results report filed with the SEC on Form 6-K for the quarter ended September 30, 2003.

CUSIP No. D1497A101			Page 7 of 32 Pages

1.	Name of Reporting Person: BCP Management GmbH		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 14,400,000*

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 14,400,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 14,400,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 29.2%**

14.	Type of Reporting Person (See Instructions): OO

*	Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the KPC Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary

CUSIP No. D1497A101	Page 8 of 32 Pages

shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**	The calculation of the foregoing percentage is based on 49,321,468 Ordinary Shares outstanding as of September 30, 2003 (which excludes Ordinary Shares held in treasury), based on Celanese’s quarterly results report filed with the SEC on Form 6-K for the quarter ended September 30, 2003.

CUSIP No. D1497A101			Page 9 of 32 Pages

1.	Name of Reporting Person: BCP Luxembourg Holdings S.àr.l.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Luxembourg

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 14,400,000*

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 14,400,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 14,400,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 29.2%**

14.	Type of Reporting Person (See Instructions): OO

*	Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the KPC Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary

CUSIP No. D1497A101	Page 10 of 32 Pages

shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**	The calculation of the foregoing percentage is based on 49,321,468 Ordinary Shares outstanding as of September 30, 2003 (which excludes Ordinary Shares held in treasury), based on Celanese’s quarterly results report filed with the SEC on Form 6-K for the quarter ended September 30, 2003.

CUSIP No. D1497A101	13D	Page 11 of 32 Pages

(1)	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Blackstone Capital Partners (Cayman) IV L.P.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [ ]

(3)	SEC Use Only

(4)	Source of Funds (See Instructions)

BK, OO

(5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e) [ ]

(6)	Citizenship or Place of Organization

Cayman Islands B.W.I

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power (8) Shared Voting Power 13,896,000* (9) Sole Dispositive Power (10) Shared Dispositive Power 13,896,000*

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person

13,896,000*

(12)	Check if Aggregate Amount in Row (11) Excludes Certain Shares [ ] (See Instructions)

(13)	Percent of Class Represented by Amount in Row (11)

28.2%**

(14)	Type of Reporting Person (See Instructions)

PN

*	Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the KPC Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary

CUSIP No. D1497A101	13D	Page 12 of 32 Pages

shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**	The calculation of the foregoing percentage is based on 49,321,468 Ordinary Shares outstanding as of September 30, 2003 (which excludes Ordinary Shares held in treasury), based on Celanese’s quarterly results report filed with the SEC on Form 6-K for the quarter ended September 30, 2003.

CUSIP No. D1497A101	13D	Page 13 of 32 Pages

(1)	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Blackstone Capital Partners (Cayman) IV-A L.P.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [ ]

(3)	SEC Use Only

(4)	Source of Funds (See Instructions)

BK, OO

(5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e) [ ]

(6)	Citizenship or Place of Organization

Cayman Islands B.W.I

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power (8) Shared Voting Power 216,000* (9) Sole Dispositive Power (10) Shared Dispositive Power 216,000*

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person

216,000*

(12)	Check if Aggregate Amount in Row (11) Excludes Certain Shares [ ] (See Instructions)

(13)	Percent of Class Represented by Amount in Row (11)

0.4%**

(14)	Type of Reporting Person (See Instructions)

PN

*	Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the KPC Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary

CUSIP No. D1497A101	13D	Page 14 of 32 Pages

shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**	The calculation of the foregoing percentage is based on 49,321,468 Ordinary Shares outstanding as of September 30, 2003 (which excludes Ordinary Shares held in treasury), based on Celanese’s quarterly results report filed with the SEC on Form 6-K for the quarter ended September 30, 2003.

CUSIP No. D1497A101	13D	Page 15 of 32 Pages

(1)	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Blackstone Family Investment Partnership (Cayman) IV-A L.P.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [ ]

(3)	SEC Use Only

(4)	Source of Funds (See Instructions)

BK, OO

(5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e) [ ]

(6)	Citizenship or Place of Organization

Cayman Islands B.W.I

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power (8) Shared Voting Power 288,000* (9) Sole Dispositive Power (10) Shared Dispositive Power 288,000*

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person

288,000*

(12)	Check if Aggregate Amount in Row (11) Excludes Certain Shares [ ] (See Instructions)

(13)	Percent of Class Represented by Amount in Row (11)

0.6%**

(14)	Type of Reporting Person (See Instructions)

PN

*	Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the KPC Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary

CUSIP No. D1497A101	13D	Page 16 of 32 Pages

shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**	The calculation of the foregoing percentage is based on 49,321,468 Ordinary Shares outstanding as of September 30, 2003 (which excludes Ordinary Shares held in treasury), based on Celanese’s quarterly results report filed with the SEC on Form 6-K for the quarter ended September 30, 2003.

CUSIP No. D1497A101	13D	Page 17 of 32 Pages

(1)	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Blackstone Management Associates (Cayman) IV L.P.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [ ]

(3)	SEC Use Only

(4)	Source of Funds (See Instructions)

BK, OO

(5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e) [ ]

(6)	Citizenship or Place of Organization

Cayman Islands B.W.I

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power (8) Shared Voting Power 14,400,000* (9) Sole Dispositive Power (10) Shared Dispositive Power 14,400,000*

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person

14,400,000*

(12)	Check if Aggregate Amount in Row (11) Excludes Certain Shares [ ] (See Instructions)

(13)	Percent of Class Represented by Amount in Row (11)

29.2%**

(14)	Type of Reporting Person (See Instructions)

PN

*	Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the KPC Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary

CUSIP No. D1497A101	13D	Page 18 of 32 Pages

shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**	The calculation of the foregoing percentage is based on 49,321,468 Ordinary Shares outstanding as of September 30, 2003 (which excludes Ordinary Shares held in treasury), based on Celanese’s quarterly results report filed with the SEC on Form 6-K for the quarter ended September 30, 2003.

CUSIP No. D1497A101	13D	Page 19 of 32 Pages

(1)	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Blackstone LR Associates (Cayman) IV Ltd.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [ ]

(3)	SEC Use Only

(4)	Source of Funds (See Instructions)

BK, OO

(5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e) [ ]

(6)	Citizenship or Place of Organization

Cayman Islands B.W.I

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power (8) Shared Voting Power 14,400,000* (9) Sole Dispositive Power (10) Shared Dispositive Power 14,400,000*

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person

14,400,000*

(12)	Check if Aggregate Amount in Row (11) Excludes Certain Shares [ ] (See Instructions)

(13)	Percent of Class Represented by Amount in Row (11)

29.2%**

(14)	Type of Reporting Person (See Instructions)

CO

*	Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the KPC Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary

CUSIP No. D1497A101	13D	Page 20 of 32 Pages

shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**	The calculation of the foregoing percentage is based on 49,321,468 Ordinary Shares outstanding as of September 30, 2003 (which excludes Ordinary Shares held in treasury), based on Celanese’s quarterly results report filed with the SEC on Form 6-K for the quarter ended September 30, 2003.

CUSIP No. D1497A101	13D	Page 21 of 32 Pages

(1)	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Peter G. Peterson

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [ ]

(3)	SEC Use Only

(4)	Source of Funds (See Instructions)

BK, OO

(5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e) [ ]

(6)	Citizenship or Place of Organization

United States

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power (8) Shared Voting Power 14,400,000* (9) Sole Dispositive Power (10) Shared Dispositive Power 14,400,000*

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person

14,400,000*

(12)	Check if Aggregate Amount in Row (11) Excludes Certain Shares [ ] (See Instructions)

(13)	Percent of Class Represented by Amount in Row (11)

29.2%**

(14)	Type of Reporting Person (See Instructions)

IN

*	Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the KPC Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary

CUSIP No. D1497A101	13D	Page 22 of 32 Pages

shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**	The calculation of the foregoing percentage is based on 49,321,468 Ordinary Shares outstanding as of September 30, 2003 (which excludes Ordinary Shares held in treasury), based on Celanese’s quarterly results report filed with the SEC on Form 6-K for the quarter ended September 30, 2003.

CUSIP No. D1497A101	13D	Page 23 of 32 Pages

(1)	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Stephen A. Schwarzman

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [ ]

(3)	SEC Use Only

(4)	Source of Funds (See Instructions)

BK, OO

(5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e) [ ]

(6)	Citizenship or Place of Organization

United States

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power (8) Shared Voting Power 14,400,000* (9) Sole Dispositive Power (10) Shared Dispositive Power 14,400,000*

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person

14,400,000*

(12)	Check if Aggregate Amount in Row (11) Excludes Certain Shares [ ] (See Instructions)

(13)	Percent of Class Represented by Amount in Row (11)

29.2%**

(14)	Type of Reporting Person (See Instructions)

IN

*	Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the KPC Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary

CUSIP No. D1497A101	13D	Page 24 of 32 Pages

shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**	The calculation of the foregoing percentage is based on 49,321,468 Ordinary Shares outstanding as of September 30, 2003 (which excludes Ordinary Shares held in treasury), based on Celanese’s quarterly results report filed with the SEC on Form 6-K for the quarter ended September 30, 2003.

CUSIP No. D1497A101	13D	Page 25 of 32 Pages

(1)	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Blackstone Capital Partners (Cayman) Ltd. 1

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [ ]

(3)	SEC Use Only

(4)	Source of Funds (See Instructions)

BK, OO

(5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e) [ ]

(6)	Citizenship or Place of Organization

Cayman Islands B.W.I.

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power (8) Shared Voting Power 13,896,000* (9) Sole Dispositive Power (10) Shared Dispositive Power 13,896,000*

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person

13,896,000*

(12)	Check if Aggregate Amount in Row (11) Excludes Certain Shares [ ] (See Instructions)

(13)	Percent of Class Represented by Amount in Row (11)

28.2%**

(14)	Type of Reporting Person (See Instructions)

CO

*	Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the KPC Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary

CUSIP No. D1497A101	13D	Page 26 of 32 Pages

shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**	The calculation of the foregoing percentage is based on 49,321,468 Ordinary Shares outstanding as of September 30, 2003 (which excludes Ordinary Shares held in treasury), based on Celanese’s quarterly results report filed with the SEC on Form 6-K for the quarter ended September 30, 2003.

CUSIP No. D1497A101	13D	Page 27 of 32 Pages

(1)	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Blackstone Capital Partners (Cayman) Ltd. 2

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [ ]

(3)	SEC Use Only

(4)	Source of Funds (See Instructions)

BK, OO

(5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e) [ ]

(6)	Citizenship or Place of Organization

Cayman Islands B.W.I.

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power (8) Shared Voting Power 504,000* (9) Sole Dispositive Power (10) Shared Dispositive Power 504,000*

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person

504,000*

(12)	Check if Aggregate Amount in Row (11) Excludes Certain Shares [ ] (See Instructions)

(13)	Percent of Class Represented by Amount in Row (11)

1.0%**

(14)	Type of Reporting Person (See Instructions)

CO

*	Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the KPC Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary

CUSIP No. D1497A101	13D	Page 28 of 32 Pages

shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**	The calculation of the foregoing percentage is based on 49,321,468 Ordinary Shares outstanding as of September 30, 2003 (which excludes Ordinary Shares held in treasury), based on Celanese’s quarterly results report filed with the SEC on Form 6-K for the quarter ended September 30, 2003.

CUSIP No. D1497A101	13D	Page 29 of 32 Pages

(1)	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [ ]

(3)	SEC Use Only

(4)	Source of Funds (See Instructions)

BK, OO

(5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e) [ ]

(6)	Citizenship or Place of Organization

Cayman Islands B.W.I.

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power (8) Shared Voting Power 14,400,000* (9) Sole Dispositive Power (10) Shared Dispositive Power 14,400,000*

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person

14,400,000*

(12)	Check if Aggregate Amount in Row (11) Excludes Certain Shares [ ] (See Instructions)

(13)	Percent of Class Represented by Amount in Row (11)

29.2%**

(14)	Type of Reporting Person (See Instructions)

CO

*	Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the KPC Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary

CUSIP No. D1497A101	13D	Page 30 of 32 Pages

shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**	The calculation of the foregoing percentage is based on 49,321,468 Ordinary Shares outstanding as of September 30, 2003 (which excludes Ordinary Shares held in treasury), based on Celanese’s quarterly results report filed with the SEC on Form 6-K for the quarter ended September 30, 2003.

Page 31 of 32 Pages

     This Amendment No. 2 amends and supplements the statement on Schedule 13D, filed with the Securities and Exchange Commission on December 24, 2003, as amended by Amendment No. 1 filed with the Securities and Exchange Commission on February 2, 2004 (the “Schedule 13D”) with respect to the ordinary shares, no par value, of Celanese AG, a German stock corporation. Each item below amends and supplements the information disclosed under the corresponding item of the Schedule 13D. Unless otherwise indicated herein, terms used but not defined in this Amendment No. 2 shall have the same respective meanings herein as are ascribed to such terms in the Schedule 13D.

ITEM 4. PURPOSE OF THE TRANSACTION.

          Item 4 of the Schedule 13D is hereby amended and supplemented by adding the following:

          Section IV.2, “Background and Objective of the Offer – Intentions of the Bidder with Regard to Celanese AG”, Section V.4, “The Offer – Conditions”, Section V.7, “The Offer – Withdrawal Rights”, and Section V.8, “The Offer – Description of SEC Relief”, of the Offer Document published February 2, 2004, each as amended by Amendment No. 2 to the Schedule TO filed February 17, 2004 (“ TO Amendment No. 2”), incorporated by reference as Exhibit 9 hereto (the “Offer Document”), are hereby incorporated by reference.

ITEM 6. CONTRACTS, ARRANGEMENTS OR UNDERSTANDINGS WITH RESPECT TO SECURITIES OF THE ISSUER.

          Item 6 of the Schedule 13D is hereby amended and supplemented by adding the following:

          Section III.3, “Companies Involved – Interest of the Bidder in Celanese AG”, and Section IV.2, “Background and Objective of the Offer – Intentions of the Bidder with Regard to Celanese AG”, of the Offer Document, each as amended by TO Amendment No. 2, are hereby incorporated by reference.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

          Item 7 of the Schedule 13D is hereby amended and supplemented by the following:

          Exhibit 9 of the Schedule 13D is deleted and replaced by the following:

          9. Offer Document published February 2, 2004, as amended by TO Amendment No. 2, incorporated herein by reference to Exhibit (a)(1)(A) to the Schedule TO.

Page 32 of 32 Pages

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 17, 2004

BCP CRYSTAL ACQUISITION GMBH & CO. KG

By:	/s/ Chinh Chu

Name: Chinh Chu
Title: Authorized Person